N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of July 30th 2017
Fund	Name of Person	Ownership % of Series

As of February 1st 2017
Fund	Name of Person	Ownership % of Series
Columbia Limited Duration Credit Fund	American Enterprise Investment Svc	40.24%
Columbia Income Opportunities Fund	American Enterprise Investment Svc	46.83%
Columbia Floating Rate Fund	American Enterprise Investment Svc	36.69%